Exhibit 99.1
PRESS RELEASE
For Immediate Release

Alanna Vitucci
alanna.vitucci@zovio.com
858.668.2586 x11636

Zovio Announces Two New Appointments to the Board of Directors
New Directors Increase the Expertise and Diversity of its Board

CHANDLER, Ariz. (March 30, 2021) – Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions, announced today the appointment of two new members to its Board of Directors: Dr. John S. Wilson, former Morehouse College President who serves as a Visiting Scholar at the Harvard Business School and Mr. Ron Huberman, Chief Executive Officer of Benchmark Analytics and formerly the leader of Chicago’s public schools. Both Dr. Wilson and Mr. Huberman bring significant higher education, government policy, business, and human capital management experience to the Zovio Board in addition to their long-standing commitments to diversity, equity, and access to education.
"We are delighted to have Dr. Wilson and Mr. Huberman join the Zovio Board. As we complete our transition to an ed tech services company, we are especially pleased that they bring impressive expertise and knowledge to strengthen our commitment to meet learners where they are,” said Zovio Board Chair and Interim CEO George Pernsteiner. "John’s vast experience in higher education and governmental policy and Ron's expertise in business, data analytics, technology and K-12 education bring new insights as we continue to execute on our strategy of becoming a leading provider of education technology services to higher education institutions, K-12 school districts, charter schools, and corporations."
“It is an honor to be joining Zovio’s Board of Directors. Their commitment to meet the needs of each student, particularly nontraditional students, aligns with my personal and professional philosophy as a life-long educator,” said Wilson. “I’m looking forward to contributing my experience and insights from higher education to help Zovio support institutions to innovate and optimize their use of technology and data analytics to thrive while helping learners achieve their goals.”
“I’m thrilled to join the Zovio Board at this transformational moment in the history of the company,” said Huberman. “There is tremendous opportunity in harnessing the power of technology to create products and solutions to help institutions and learners and I’m excited about the impact we can make together.”
Dr. Wilson has agreed to serve on Zovio’s Nominating and Governance Committee and Mr. Huberman will serve on its Audit Committee. Mr. Huberman’s appointment also satisfies a term of Zovio’s February 2020 agreement with SevenSaoi Capital to appoint a mutually acceptable director to the company’s board. With these appointments, the Zovio Board will be composed of ten directors, including two women and two persons of color, demonstrating Zovio’s commitment to Board diversity as a strategic imperative.

Exhibit 99.1
About Ron Huberman
Mr. Huberman currently serves as the CEO of Benchmark Analytics, a provider of enterprise human capital management software and learning management systems. Before this role, he was a Senior Advisor for PeopleAdmin, a human capital software company, and the Founder and Executive Board Chair for TeacherMatch, a provider of online predictive hiring tools for the K-12 market. Mr. Huberman has also held executive roles at Prairie Capital, within Chicago Public Schools, Chicago Transit Authority, Chicago Office of the Mayor, and the Chicago Police Department. Mr. Huberman earned his B.A. from the University of Wisconsin and both his M.A. and M.B.A. from the University of Chicago.
About John S. Wilson
Dr. Wilson is a visiting scholar at the Harvard Business School, and is currently on leave from the Board of Overseers of Harvard University. Previously he served as the President in Residence at the Harvard Graduate School of Education and President of Morehouse College. Additionally, Mr. Wilson served as the Executive Director of the White House initiative on Historically Black Colleges and Universities (HBCUs) from 2009 to 2013. Dr. Wilson earned his B.A. from Morehouse College. He earned a M.A. in Education, a M.T.S. and a Doctorate in Education from Harvard University.
About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, including Fullstack Academy and TutorMe, leverages its core strengths to solve priority market needs through education technology services. Using proprietary advanced data analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

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